Exhibit 99.90

Press Release
Available for Immediate Publication: July 30, 2010

First National Bank of Northern California Reports Second Quarter 2010 Earnings of $0.16 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the second quarter of 2010 of $525,000 or $0.16 per diluted share, compared to a net operating loss of $(185,000) or $(0.06) per diluted share for the second quarter of 2009. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the first and second quarters of 2010 and 2009. Our balance sheet is strong and we continue to be “well capitalized” as defined by bank regulations. Total assets as of June 30, 2010 were $721,811,000 compared to $661,828,000 as of June 30, 2009. Our net loan totals declined by $5,212,000 or 1.1% during the second quarter of 2010 and our deposits declined $3,420,000 or 0.5% during the same time period. The Company’s liquidity position remains strong with $125,976,000 in available for sale securities and $60,876,000 in cash and due from banks as of June 30, 2010.

During the second quarter of 2010, as part of our continuing efforts to provide our customers a quality banking experience while we improve our operational efficiencies, the decision was made to consolidate our Eureka Square branch into our Linda Mar branch in Pacifica, CA. A new remote capture ATM will be installed in the Eureka Square Shopping Center in order to continue to serve our customers that work and live in the surrounding neighborhoods.

“The consolidation of the Eureka Square branch into our Linda Mar branch in Pacifica, CA. on June 25, 2010 went smoothly. We look forward to continuing to provide for the banking needs of the Pacifica community through our full service Linda Mar branch and our ATM at Eureka Square. I am proud to say that all the employees who worked at the Eureka Square office have been provided other positions within the Bank. There were no layoffs of personnel as a result of this consolidation,” stated Mr. McGraw.

“During the second quarter of 2010, the Bank enjoyed an increase in net interest margin and net interest income as compared to the first quarter of 2010. Credit resolution costs stabilized, which allowed us to lower our provision for loan losses during the second quarter of 2010,” continued Mr. McGraw.

“The credit problems brought about by a national recession, declining real estate values, increased foreclosures, and generally tight credit are still evident. We continue to manage our credit risks in a safe, yet proactive manner. Management attention was focused on riskmanagement and asset quality improvement during the first and second quarters of 2010, and that will continue to be our focus as we move into the third quarter of 2010. During the second quarter of 2010, profitability levels were still not at historical levels; however, the Bank is well positioned to take advantage of any market opportunities that become available and to grow as the health of the economy improves. We want to lend and are actively seeking new loan and deposit customers who want a local community bank that knows and understands them. We want our customers to know that we are committed to them, both on a personal and on a community level. We look forward to provide for the banking needs of our customers, as we have been doing so for the last 47 years,” stated Mr. McGraw.

Financial Highlights: Second Quarter, 2010

Consolidated Statements of Earnings
(in ’000s except earnings per share amounts)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Interest income	$8,756	$8,643	$17,416	$17,554
Interest expense	1,330	2,362	3,030	4,681
Net interest income	7,426	6,281	14,386	12,873
Provision for loan losses	(315)	(760)	(565)	(2,900)
Noninterest income	1,026	1,245	2,126	2,594
Noninterest expense	7,237	6,758	13,775	14,178
Income before income taxes	900	8	2,172	(1,611)
Provision for income taxes	(161)	(4)	(429)	426
Net earnings (loss)	739	4	1,743	(1,185)
Dividends and discount accretion on preferred stock	214	189	426	205
Net earnings (loss) available to common shareholders	$525	$(185)	$1,317	$(1,390)
Basic earnings per share	$0.16	$(0.06)	$0.41	$(0.44)
Diluted earnings per share	$0.16	$(0.06)	$0.41	$(0.44)

Average assets	$693,481	$673,061	$693,060	$665,671
Average equity	$79,903	$78,825	$79,663	$75,977
Return on average assets	0.30%	-0.11%	0.38%	-0.42%
Return on average equity	2.63%	-0.94%	3.31%	-3.66%
Efficiency ratio	86%	90%	83%	92%
Net interest margin (taxable equivalent)	4.89%	4.21%	4.79%	4.37%
Average shares outstanding	3,182	3,182	3,182	3,182
Average diluted shares outstanding	3,192	3,182	3,197	3,182

Financial Highlights: Second Quarter, 2010

Consolidated Balance Sheets
(in ’000s)

	As of June 30, 2010	As of December 31, 2009	As of June 30, 2009	As of December 31, 2008
Assets:
Cash and cash equivalents	$60,876	$62,853	$36,696	$14,865
Securities available for sale	125,976	97,188	89,556	99,221
Loans, net	480,652	494,349	487,312	497,984
Premises, equipment and leasehold improvements	11,762	11,784	12,381	13,030
Other real estate owned	8,677	7,320	5,492	3,557
Goodwill	1,841	1,841	1,841	1,841
Other assets	32,027	32,974	28,550	30,459
Total assets	$721,811	$708,309	$661,828	$660,957

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$186,384	$177,883	$170,734	$179,688
Savings and money market	313,613	293,758	233,951	179,382
Time	120,169	127,323	133,793	141,840
Total deposits	620,166	598,964	538,478	500,910
Federal Home Loan Bank advances	15,000	25,000	40,000	86,100
Accrued expenses and other liabilities	5,977	5,480	5,511	5,798
Total liabilities	641,143	629,444	583,989	592,808
Stockholders’ equity	80,668	78,865	77,839	68,149
Total liabilities and stockholders’ equity	$721,811	$708,309	$661,828	$660,957

Other Financial Information

Allowance for loan losses	$9,076	$9,829	$9,095	$7,075
Nonperforming assets	$22,775	$32,912	$32,385	$17,659
Total gross loans	$489,728	$504,178	$496,407	$505,059

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.